Exhibit 99.(a)(21)

MEDIA RELEASE

Gold Fields’ Board Expresses Concern Over
Harmony’s Delay In Producing Its Resources And
Reserves Statement

Johannesburg, 10 December 2004. The Board of Gold Fields Limited (GFI: JSE and NYSE) notes with concern that Harmony appears to be delaying the disclosure of its independently audited Reserves and Resources Statement.

In Harmony’s offer document, and in subsequent statements, Harmony promised that it would produce its Reserves Statement by early December 2004. It is now approaching mid-December and still there has been neither Reserves Statement nor any explanation for the delay in producing it.

In its offer response document published on 3 November 2004 the Gold Fields Board expressed concern over the unexplained differences between Harmony’s claimed reserve position of 62 million ounces as reported in its 2004 Annual Report and the 41 million ounces of reserves stated in the Competent Persons Report (‘CPR’) included in Harmony’s South African offer document.

Gold Fields’ shareholders need to know whether Harmony has 41 million or 62 million ounces of reserves.

•	Why the delay in providing the independent report?

•	Does this indicate that the independent auditors are having difficulty reconciling the two conflicting numbers?

•	Each further day of delay gives rise to suspicions that serious problems are being experienced.

Gold Fields Chief Executive Officer, Ian Cockerill commented,

“An up to date, independently audited Reserves Statement is vital in understanding Harmony’s true value and hence the value of its offer. We have significant concerns about the conflicting statements on Harmony’s reserve position. Our shareholders have the right to make an assessment of Harmony’s true value based on accurate, independent information. By delaying publication of its Reserves Statement Harmony is depriving shareholders of that right.

2/.......

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fax +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fax +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fax +1 303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian, †British, ‡American, #Ghanaian.
Corporate Secretary: C Farrel

“In the interests of transparency, protecting shareholder rights and good corporate governance, we call on Harmony to produce an independently audited Reserves and Resources Statement without further delay.”

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Important information:

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.